Exhibit 99.1

Enterprise Reports Results for Third Quarter 2024

Houston, Texas (Tuesday, October 29, 2024) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2024.

Enterprise reported net income attributable to common unitholders of $1.4 billion, or $0.65 per unit on a fully diluted basis, for the third quarter of 2024, an 8 percent increase compared to $1.3 billion, or $0.60 per unit on a fully diluted basis, for the third quarter of 2023.

Distributable Cash Flow (“DCF”) was $2.0 billion for the third quarter of 2024, a 5 percent increase compared to $1.9 billion for the third quarter of 2023. Distributions declared with respect to the third quarter of 2024 increased 5 percent to $0.525 per common unit, or $2.10 per common unit annualized, compared to distributions declared for the third quarter of 2023. DCF provided 1.7 times coverage of the distribution declared for the third quarter of this year, and Enterprise retained $808 million of DCF.

Enterprise repurchased approximately $76 million of its common units on the open market in the third quarter of 2024, bringing total common unit repurchases in the first nine months of 2024 to $156 million. Including these purchases, the partnership has repurchased approximately $1.1 billion of common units under its authorized $2.0 billion common unit buyback program.

Adjusted cash flow from operations (“Adjusted CFFO”) was $2.1 billion for the third quarter of 2024, a 4 percent increase compared to $2.0 billion for the third quarter of 2023. Adjusted CFFO was $8.5 billion for the twelve months ended September 30, 2024. Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership common unit buybacks, for the twelve months ended September 30, 2024, was 56 percent of Adjusted CFFO.

Total capital investments were $1.2 billion in the third quarter of 2024, which included $1.1 billion for growth capital projects and $129 million of sustaining capital expenditures. We continue to expect organic growth capital investments to be in the range of $3.5 billion to $3.75 billion in 2024. Sustaining capital expenditures are expected to be approximately $640 million in 2024. Sustaining capital expenditures are elevated in 2024 due to plant turnarounds in our petrochemicals business. We are updating our expected organic growth capital investment range for 2025 to $3.5 billion to $4.0 billion to reflect recently identified organic growth opportunities, primarily in the Permian Basin in connection with our acquisition of Piñon Midstream.

Total debt principal outstanding at September 30, 2024 was $32.2 billion, including $2.3 billion of junior subordinated notes to which the debt rating agencies ascribe partial equity content. At September 30, 2024, Enterprise had consolidated liquidity of approximately $5.6 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Conference Call to Discuss Third Quarter 2024 Earnings

Enterprise will host a conference call today to discuss third quarter 2024 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

 Third Quarter 2024 Financial Highlights
	Three Months Ended September 30,
	2024	2023
($ in millions, except per unit amounts)
Operating income (1)	$1,780	$1,695
Net income (1) (2)	$1,432	$1,350
Fully diluted earnings per common unit	$0.65	$0.60
Total gross operating margin (1) (3)	$2,454	$2,331
Adjusted EBITDA (3)	$2,442	$2,327
Adjusted CFFO (3)	$2,108	$2,021
Adjusted FCF (3)	$943	$1,173
DCF (3)	$1,957	$1,869
Operational DCF (3)	$1,956	$1,868

(1)
Operating income, net income, and gross operating margin include non-cash, mark-to-market (“MTM”) gains on financial instruments used in our commodity hedging activities of $3 million for the third quarter of 2024 compared to losses of $38 million for the third quarter of 2023.

(2)	Net income for the third quarters of 2024 and 2023 includes non-cash, asset impairment charges of approximately $27 million and $12 million, respectively.
(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, adjusted free cash flow (“Adjusted FCF”), DCF and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

Third Quarter 2024 Volume Highlights	Three Months Ended September 30,
	2024	2023
Equivalent pipeline transportation volumes (million BPD) (1)	12.8	12.2
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.7	7.4
Marine terminal volumes (million BPD)	2.1	2.1
Natural gas pipeline volumes (TBtus/d)	19.1	18.4
NGL fractionation volumes (million BPD)	1.6	1.5
Propylene plant production volumes (MBPD)	113	103
Natural gas processing plant inlet volumes (Bcf/d)	7.5	6.8
Fee-based natural gas processing volumes (Bcf/d)	6.8	5.9
Equity NGL-equivalent production volumes (MBPD)	204	184

(1)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise reported another strong quarter as recently completed organic growth assets generated new sources of earnings and cash flow,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “Operationally, we set 5 volumetric records including 7.5 billion cubic feet per day of inlet natural gas processing volumes and 12.8 million BPD of total equivalent pipeline volumes.  This activity contributed to an 8 percent increase in earnings per common unit and a 5 percent increase in distributable cash flow, which supported a 5 percent increase in the partnership’s cash distribution declared for the third quarter compared to a year ago.”

“In addition to contributions from 3 natural gas processing plants that began commercial operations within the last 12 months, we also realized improvements in natural gas processing margins and a $110 million increase in gross operating margin from our Natural Gas Pipelines & Services segment primarily due to record pipeline volumes and higher transportation fees and marketing margins associated with the wider price spreads between the Waha hub and other market hubs.  These contributions more than offset decreases to gross operating margin in our octane enhancement business compared to its record performance in the third quarter of last year and in our crude oil segment primarily due to a decrease in marketing volumes and margins.” said Teague.

“As we discussed at our Investor Day, one of our main operating objectives for 2024 was to address and increase the reliability and utilization rates for our two propane dehydrogenation (PDH) plants.  We would like to recognize the tireless efforts of over 200 of our employees at Mont Belvieu who rolled from our most comprehensive turnaround for the PDH 1 plant into a turnaround for our PDH 2 plant to address an isolated issue we have experienced since start-up with one of our four reactors.  Our employees and dedicated contractors contributed over 1.5 million man-hours to complete these 24/7 turnarounds with diligence and without any lost time accidents.  We believe this time and investment will result in higher utilization rates and performance for both of these facilities going forward,” said Teague.

“We completed the acquisition of Piñon Midstream on October 28th. These assets are highly complementary to our Permian processing footprint and a strategic addition that extends our NGL value chain upstream providing treating services in the eastern flank of the Delaware Basin. Looking ahead to next year, we are on track to complete construction on two Permian processing plants, the Bahia pipeline, Fractionator 14, Phase 1 of our Neches River NGL Export Terminal and the last phase of our Morgan’s Point Terminal Flex Expansion in 2025. These projects provide visibility to new sources of cash flow for the partnership and enhance and expand the NGL value chain at the core of our business,” said Teague.

Review of Third Quarter 2024 Results

Total gross operating margin was $2.5 billion for the third quarter of 2024, a 5 percent increase compared to $2.3 billion for the third quarter of 2023.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.3 billion for the third quarter of 2024 compared to $1.2 billion for the third quarter of 2023.

Gross operating margin from the natural gas processing business and related NGL marketing activities increased 27 percent to $371 million for the third quarter of 2024, compared to $293 million for the third quarter of 2023. Natural gas processing plant inlet volumes were a record 7.5 Bcf/d in the third quarter of 2024, an 11 percent increase compared to 6.8 Bcf/d in the third quarter of 2023. Total fee-based natural gas processing volumes increased 876 MMcf/d to a record 6.8 Bcf/d in the third quarter of 2024, compared to the third quarter of 2023. Total equity NGL-equivalent production volumes were 204 MBPD and 184 MBPD in the third quarters of 2024 and 2023, respectively. The following highlights summarize selected variances within this business, with results for the third quarter of 2024 as compared to the third quarter of 2023:
•
Gross operating margin from Permian natural gas processing facilities, including the Midland and Delaware Basin assets, increased $79 million primarily due to higher processing volumes and higher average processing margins, including the favorable impact of hedging.  Three Permian natural gas processing plants went into service in the trailing 12-month period, including the Mentone 2 train in October 2023 and the Leonidas and Mentone 3 trains in March of 2024. Permian processing plant inlet volumes increased 917 MMcf/d, including increases of 500 MMcf/d in the Delaware Basin and 417 MMcf/d in the Midland Basin.

•	Gross operating margin from NGL marketing activities increased $19 million primarily due to higher sales volumes.
•
Gross operating margin from South Texas natural gas processing facilities decreased $9 million primarily due to higher operating costs and lower average processing margins. South Texas plant inlet volumes decreased 70 MMcf/d.

•	Gross operating margin from Rockies natural gas processing facilities decreased $7 million primarily due to lower average processing margins. Rockies plant inlet volumes increased 10 MMcf/d.

Gross operating margin from the NGL pipelines and storage business was $716 million for the third quarter of 2024, compared to $704 million for the third quarter of 2023. Total NGL pipeline transportation volumes were 4.2 million BPD in the third quarter of 2024, a 6 percent increase over the third quarter of 2023. Total NGL marine terminal volumes increased 15 percent, or 116 MBPD, to 887 MBPD for the third quarter of 2024, compared to the third quarter of 2023. The following highlights summarize selected variances within this business, with results for the third quarter of 2024 as compared to the third quarter of 2023:
•
Gross operating margin from the Enterprise Hydrocarbons Terminal (“EHT”) increased $15 million primarily due to a 114 MBPD increase in LPG export volumes. Gross operating margin from the Morgan’s Point Ethane Export Terminal decreased $12 million in part due to higher operating costs. Morgan’s Point export volumes increased 2 MBPD. Gross operating margin from the Houston Ship Channel Pipeline System increased $5 million in connection with a 96 MBPD increase in transportation volumes.

•
On a combined basis, the pipelines serving the Permian and Rocky Mountain regions reported a $14 million increase in gross operating margin. This includes the Mid-America, Seminole, Shin Oak, and Chaparral NGL pipeline systems. The favorable variance was primarily driven by a 186 MBPD, net to our interest, increase in transportation volumes partially offset by higher operating costs.

•	Gross operating margin from the Eastern Ethane Pipelines decreased $10 million primarily due to a combined 11 MBPD decrease in transportation volumes.
Gross operating margin from the NGL fractionation business increased 25 percent to $248 million for the third quarter of 2024, compared to $199 million for the third quarter of 2023. Total NGL fractionation volumes increased 92 MBPD to 1.6 million BPD for the third quarter of 2024, compared to the third quarter of 2023. The following highlights summarize selected variances within this business, with results for the third quarter of 2024 as compared to the third quarter of 2023:
•
Gross operating margin from our Mont Belvieu area NGL fractionation complex increased $44 million primarily due to lower operating costs, higher fractionation volumes, and higher ancillary revenues. Fractionation volumes increased 97 MBPD, net to our interest. The increase in volume and gross operating margin was in part attributable to the benefit of a full quarter of operations at our 12th NGL fractionator at this facility, which was placed in service in July 2023. Fractionation volumes also benefited from the acquisition of the remaining 25 percent equity interest in fractionators 7 and 8 in February 2024.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $401 million for the third quarter of 2024 compared to $432 million for the third quarter of 2023. Gross operating margin for the third quarter of 2024 includes non-cash, MTM gains of $5 million related to hedging activities compared to non-cash, MTM losses of $33 million in the third quarter of 2023. Total crude oil pipeline transportation volumes were 2.5 million BPD in the third quarter of 2024, a 23 MBPD decrease compared to the third quarter of 2023. Total crude oil marine terminal volumes were 910 MBPD in the third quarter of 2024 compared to 988 MBPD in the third quarter of 2023. The following highlights summarize selected variances within this segment, with results for the third quarter of 2024 as compared to the third quarter of 2023:
•
On a combined basis, our Texas in-basin crude oil pipelines, terminals and other marketing activities reported a $35 million decrease in gross operating margin primarily due to lower average sales margins, lower sales volumes, and higher operating costs partially offset by higher non-cash MTM results. Transportation volumes, net to our interest, increased 2 MBPD.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $349 million for the third quarter of 2024 compared to $239 million for the third quarter of 2023. Total natural gas transportation volumes were a record 19.1 TBtus/d in the third quarter of 2024 and 4 percent higher than in the third quarter of 2023. The following highlights summarize selected variances within this segment, with results for the third quarter of 2024 as compared to the third quarter of 2023:
•	Gross operating margin from our natural gas marketing business increased $55 million primarily due to higher average sales margins.
•	Gross operating margin from the Texas Intrastate System increased $39 million primarily due to higher transportation revenues. Transportation volumes decreased 61 BBtus/d.
•
Permian natural gas gathering, including Delaware Basin and Midland Basin Gathering Systems, reported a combined $13 million increase in gross operating margin primarily due to a 1.1 TBtus/d increase in gathering volumes, partially offset by higher operating costs.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $363 million for the third quarter of 2024 compared to $453 million for the third quarter of 2023. Total segment pipeline transportation volumes were a record 979 MBPD in the third quarter 2024 compared to 826 MBPD in the third quarter of 2023. Total marine terminal volumes were 275 MBPD in the third quarter of 2024 compared to 331 MBPD for the third quarter of 2023. The following highlights summarize selected variances within this segment, with results for the third quarter of 2024 as compared to the third quarter of 2023:

•
Propylene production and related activities reported an $8 million increase in gross operating margin. Our propylene production facilities reported higher average sales margins and lower operating costs that were partially offset by lower propylene processing revenues. Total propylene and associated by-product production volumes was 113 MBPD, net to our interest. The PDH 2 facility, which was placed in service in July 2023, completed a scheduled turnaround in the third quarter of 2024.

•
Gross operating margin from our octane enhancement and related plant operations decreased $68 million primarily due to lower average sales margins, including the impact of hedges, and lower sales volumes. This business experienced record performance in 2023 due to strong prices in the international market for octane.

•	Gross operating margin from our refined products pipelines and related activities decreased $26 million primarily due to lower average sales margins.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Libby Strait, Senior Director, Investor Relations, (713) 381-4754
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2024	2023	2024	2023	2024
Revenues	$13,775	$11,998	$42,018	$35,093	$56,640
Costs and expenses:
Operating costs and expenses	12,033	10,366	36,769	30,260	49,526
General and administrative costs	61	59	184	172	243
Total costs and expenses	12,094	10,425	36,953	30,432	49,769
Equity in income of unconsolidated affiliates	99	122	302	347	417
Operating income	1,780	1,695	5,367	5,008	7,288
Other income (expense):
Interest expense	(343)	(328)	(1,006)	(944)	(1,331)
Other, net	14	5	31	36	36
Total other expense, net	(329)	(323)	(975)	(908)	(1,295)
Income before income taxes	1,451	1,372	4,392	4,100	5,993
Provision for income taxes	(19)	(22)	(55)	(45)	(54)
Net income	1,432	1,350	4,337	4,055	5,939
Net income attributable to noncontrolling interests	(14)	(31)	(56)	(91)	(90)
Net income attributable to preferred units	(1)	(1)	(3)	(3)	(3)
Net income attributable to common unitholders	$1,417	$1,318	$4,278	$3,961	$5,846
Per common unit data (fully diluted):
Earnings per common unit	$0.65	$0.60	$1.95	$1.81	$2.67
Average common units outstanding (in millions)	2,192	2,194	2,193	2,195	2,193

Supplemental financial data:
Net cash flow provided by operating activities	$2,072	$1,718	$5,757	$5,203	$8,123
Net cash flow used in investing activities	$1,152	$818	$3,433	$2,220	$4,410
Net cash flow provided by (used in) financing activities	$319	$(863)	$(971)	$(2,875)	$(2,354)
Total debt principal outstanding at end of period	$32,221	$29,191	$32,221	$29,191	$32,221

Non-GAAP Distributable Cash Flow (1)	$1,957	$1,869	$5,684	$5,542	$7,743
Non-GAAP Operational Distributable Cash Flow (1)	$1,956	$1,868	$5,706	$5,514	$7,730
Non-GAAP Adjusted EBITDA (2)	$2,442	$2,327	$7,300	$6,819	$9,799
Non-GAAP Adjusted Cash flow from operations (3)	$2,108	$2,021	$6,320	$5,909	$8,535
Non-GAAP Free Cash Flow (4)	$907	$870	$2,273	$2,887	$3,642
Non-GAAP Adjusted Free Cash Flow (4)	$943	$1,173	$2,836	$3,593	$4,054
Gross operating margin by segment:
NGL Pipelines & Services	$1,335	$1,196	$4,000	$3,518	$5,380
Crude Oil Pipelines & Services	401	432	1,229	1,251	1,685
Natural Gas Pipelines & Services	349	239	954	791	1,240
Petrochemical & Refined Products Services	363	453	1,199	1,255	1,638
Total segment gross operating margin (5)	2,448	2,320	7,382	6,815	9,943
Net adjustment for shipper make-up rights (6)	6	11	(26)	32	(39)
Non-GAAP total gross operating margin (7)	$2,454	$2,331	$7,356	$6,847	$9,904

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2024	2023	2024	2023	2024
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,223	3,974	4,216	3,965	4,226
NGL marine terminal volumes (MBPD)	887	771	886	787	895
NGL fractionation volumes (MBPD)	1,611	1,519	1,599	1,528	1,599
Equity NGL-equivalent production volumes (MBPD) (2)	204	184	202	173	197
Fee-based natural gas processing volumes (MMcf/d) (3,4)	6,804	5,928	6,561	5,717	6,481
Natural gas processing inlet volumes (MMcf/d) (5)	7,526	6,756	7,333	6,587	7,264
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,537	2,560	2,482	2,409	2,513
Crude oil marine terminal volumes (MBPD)	910	988	992	881	994
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (6)	19,090	18,440	18,685	18,244	18,694
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	113	103	102	104	102
Butane isomerization volumes (MBPD)	116	112	117	110	117
Standalone DIB processing volumes (MBPD)	191	185	199	170	197
Octane enhancement and related plant sales volumes (MBPD) (7)	37	41	37	34	38
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	979	826	928	817	928
Refined products and petrochemicals marine terminal volumes (MBPD) (8)	275	331	315	311	323
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,739	7,360	7,626	7,191	7,667
Natural gas pipeline transportation volumes (BBtus/d)	19,090	18,440	18,685	18,244	18,694
Equivalent pipeline transportation volumes (MBPD) (9)	12,763	12,213	12,543	11,992	12,586
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,072	2,090	2,193	1,979	2,212

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)
Natural gas processing inlet volumes is an operational measure representing the physical, unprocessed rich natural gas passing through meters located at or near the inlet of our natural gas processing plants or at the wellhead for all natural gas processing facilities that we operate.  Substantially all natural gas processing inlet volumes are processed under service contracts that are either fee-based, commodity-based or a combination of both.  Natural gas processing inlet volumes are reflected in “Fee-based natural gas processing volumes” for volumes processed under fee-based service contracts, “Equity NGL-equivalent production volumes” for volumes processed under commodity-based service contracts or both of the aforementioned categories for volumes processed under service contracts that have both fee and commodity-based terms.

(6)	“BBtus/d” means billion British thermal units per day.
(7)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(8)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(9)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22
Second Quarter	$2.09	$0.21	$0.67	$0.78	$0.84	$1.44	$0.40	$0.21
Third Quarter	$2.54	$0.30	$0.68	$0.83	$0.94	$1.55	$0.36	$0.15
Fourth Quarter	$2.88	$0.23	$0.67	$0.91	$1.07	$1.48	$0.46	$0.17
2023 Averages	$2.74	$0.25	$0.71	$0.91	$1.00	$1.52	$0.43	$0.19

2024 by quarter:
First Quarter	$2.25	$0.19	$0.84	$1.03	$1.14	$1.54	$0.55	$0.18
Second Quarter	$1.89	$0.19	$0.75	$0.90	$1.26	$1.55	$0.47	$0.21
Third Quarter	$2.15	$0.16	$0.73	$0.97	$1.08	$1.48	$0.53	$0.28
2024 Averages	$2.10	$0.18	$0.77	$0.97	$1.16	$1.52	$0.52	$0.22

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit ("IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00
Second Quarter	$73.78	$74.48	$74.68	$75.87
Third Quarter	$82.26	$83.85	$84.02	$84.72
Fourth Quarter	$78.32	$79.62	$79.89	$80.93
2023 Averages	$77.62	$78.86	$79.08	$80.13

2024 by quarter:
First Quarter	$76.96	$78.55	$78.85	$79.75
Second Quarter	$80.57	$81.73	$82.33	$83.60
Third Quarter	$75.10	$75.96	$76.51	$77.20
2024 Averages	$77.54	$78.75	$79.23	$80.18

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.57 per gallon during the third quarter of 2024 versus $0.61 per gallon during the third quarter of 2023.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,072	$1,718	$5,757	$5,203
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(1,152)	(818)	(3,433)	(2,220)
Cash contributions from noncontrolling interests	8	10	33	25
Cash distributions paid to noncontrolling interests	(21)	(40)	(84)	(121)
FCF (non-GAAP)	$907	$870	$2,273	$2,887
Net effect of changes in operating accounts, as applicable	36	303	563	706
Adjusted FCF (non-GAAP)	$943	$1,173	$2,836	$3,593

	For the Twelve Months Ended September 30,
	2024	2023
Net cash flow provided by operating activities (GAAP)	$8,123	$7,928
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(4,410)	(2,865)
Cash contributions from noncontrolling interests	52	28
Cash distributions paid to noncontrolling interests	(123)	(169)
FCF (non-GAAP)	$3,642	$4,922
Net effect of changes in operating accounts, as applicable	412	78
Adjusted FCF (non-GAAP)	$4,054	$5,000

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2024	2023	2024	2023	2024	2023
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,072	$1,718	$5,757	$5,203	$8,123	$7,928
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	36	303	563	706	412	78
Adjusted CFFO (non-GAAP)	$2,108	$2,021	$6,320	$5,909	$8,535	$8,006

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023	2024
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,417	$1,318	$4,278	$3,961	$5,846
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	618	599	1,845	1,742	2,446
Cash distributions received from unconsolidated affiliates	124	120	367	367	488
Equity in income of unconsolidated affiliates	(99)	(122)	(302)	(347)	(417)
Asset impairment charges	27	12	51	28	55
Change in fair market value of derivative instruments	(3)	38	(11)	48	(26)
Deferred income tax expense	9	13	23	5	30
Sustaining capital expenditures (1)	(129)	(99)	(554)	(284)	(683)
Other, net	(8)	(11)	9	(6)	(9)
Operational DCF (non-GAAP)	1,956	1,868	5,706	5,514	7,730
Proceeds from asset sales and other matters	5	1	11	7	46
Monetization of interest rate derivative instruments accounted for as cash flow hedges	(4)	–	(33)	21	(33)
DCF (non-GAAP)	$1,957	$1,869	$5,684	$5,542	$7,743
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(36)	(303)	(563)	(706)	(412)
Sustaining capital expenditures	129	99	554	284	683
Other, net	22	53	82	83	109
Net cash flow provided by operating activities (GAAP)	$2,072	$1,718	$5,757	$5,203	$8,123

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations.  We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.

The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023	2024
Net income (GAAP)	$1,432	$1,350	$4,337	$4,055	$5,939
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	599	579	1,792	1,683	2,376
Interest expense, including related amortization	343	328	1,006	944	1,331
Cash distributions received from unconsolidated affiliates	124	120	367	367	488
Equity in income of unconsolidated affiliates	(99)	(122)	(302)	(347)	(417)
Asset impairment charges	27	12	51	28	55
Provision for income taxes	19	22	55	45	54
Change in fair market value of commodity derivative instruments	(3)	38	(11)	48	(26)
Other, net	–	–	5	(4)	(1)
Adjusted EBITDA (non-GAAP)	2,442	2,327	7,300	6,819	9,799
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(343)	(328)	(1,006)	(944)	(1,331)
Deferred income tax expense	9	13	23	5	30
Provision for income taxes	(19)	(22)	(55)	(45)	(54)
Net effect of changes in operating accounts, as applicable	(36)	(303)	(563)	(706)	(412)
Other, net	19	31	58	74	91
Net cash flow provided by operating activities (GAAP)	$2,072	$1,718	$5,757	$5,203	$8,123

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023	2024
Total gross operating margin (non-GAAP)	$2,454	$2,331	$7,356	$6,847	$9,904
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(586)	(566)	(1,749)	(1,644)	(2,320)
Asset impairment charges in operating costs and expenses	(27)	(11)	(51)	(27)	(54)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	–	–	(5)	4	1
General and administrative costs	(61)	(59)	(184)	(172)	(243)
Total operating income (GAAP)	$1,780	$1,695	$5,367	$5,008	$7,288

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023	2024
Capital investments:
Capital expenditures	$1,174	$821	$3,485	$2,254	$4,497
Investments in unconsolidated affiliates	–	2	–	2	–
Other investing activities	8	3	23	8	28
Total capital investments	$1,182	$826	$3,508	$2,264	$4,525

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2024	2023	2024	2023	2024
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(3)	$(3)	$(10)	$(22)	$(13)
Crude Oil Pipelines & Services	5	(33)	17	(27)	39
Natural Gas Pipelines & Services	1	(4)	2	(2)	3
Petrochemical & Refined Products Services	–	2	2	3	(3)
Total mark-to-market impact on gross operating margin	$3	$(38)	$11	$(48)	$26